Exhibit 99.1
WHELLING-PITTSBURGH CORPORATION
CONFERENCE CALL SCRIPT AS OF AUGUST 8, 2006
Operator:
Good morning, ladies and gentlemen, and welcome to the Wheeling-Pittsburgh’s second quarter conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instruction will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, August 8, 2006.
I would now like to turn the conference over to Mr. Dennis Halpin from Wheeling-Pittsburgh. Please go ahead, sir.
Dennis Halpin:
Thank you and good morning, everyone. Welcome to Wheeling-Pittsburgh’s conference call and webcast covering the second quarter of 2006. With me today from Wheeling-Pittsburgh with prepared remarks are Jim Bradley, Chairman and Chief Executive Officer; Paul Mooney, Executive Vice President and Chief Financial Officer; and Harry Page, President and Chief Operating Officer.
Before getting started, we ask that you take note of the cautionary language regarding forward-looking statements contained in this morning’s press release.
Wheeling-Pittsburgh Corporation, together with the other participants as indicated below, intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh Corporation and for the approval of the Company’s proposed strategic alliance with CSN. The Company urges its shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pittsburgh Corporation. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants in this proxy solicitation are anticipated to be Wheeling-Pittsburgh Corporation and the director nominees included in the proxy statement to be filed with the SEC. Additional information regarding potential participants in the proxy solicitation and their respective interests may be obtained by reading the proxy statement regarding the proposed strategic alliance if and when it becomes available.
The information contained in this filing, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining agreement with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbon slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s other filings with the SEC.
For additional information regarding risks and uncertainties, please refer to the company’s most recent Form 10K filed with the SEC as well as the Second Quarter 2006 Form 10Q filed with the SEC this morning.
In addition, please note that this conference call is open to the public and is being broadcast live both on our website at www.wpsc.com as well as www.investorcalendar.com. It contains time sensitive information is being recorded for replay through August 15 only by dialing 888-203-1112 or 719-457-0820 and using passcode 5841201. A copy of the press release issued this morning is also available on Wheeling-Pittsburgh’s website.
In our call, Jim will begin with a high level overview of the strategic events leading up to and including our announcement last week, then hand the call over to Harry, who will comment on the company’s operational performance during this past quarter. Paul will then discuss the second quarter’s financial results as well as to provide some guidance for the third quarter of 2006, and Jim will return to elaborate on the proposed arrangement with CSN and its compelling benefits, both operational and financial.
We’ll then take your questions as time permits and the operator will instruct you on the procedure for asking questions at that time.
I would now like to turn the call over to Jim Bradley. Go ahead, Jim.
Jim Bradley:
Thank you, Dennis.
Good morning, and thanks everyone for joining us today for Wheeling-Pittsburgh’s second quarter conference call.
In addition to Paul, Harry and myself, Steve Sorvold, Vice President of Commercial, is joining us on today’s call.
I’d like to begin by providing a high-level strategic review, including an overview of the proposed arrangement with CSN that we announced last week.
As you may know, last Tuesday marked the three-year anniversary of Wheeling-Pittsburgh’s emergence from bankruptcy. While our financial results this quarter reflect the solid momentum we have throughout our business – and we tend to look forward not back – we think it is worth taking a minute to reflect on the progress we have made in implementing our strategic plan over the past three years and the great strides we’ve made in building a successful and sustainable metal products company.
As you would imagine, the focus during Wheeling-Pittsburgh’s bankruptcy was on only the most critical operational needs – essentially keeping the business running. So it is no surprise that as the Company emerged, it had some significant ground to cover in terms of upgrading its mills and processes. But we emerged with a strategic plan and we have been steadily executing against it.
For those of you who have been with us over the past three years, the elements of the strategic plan – or our roadmap – will be familiar. First, in order to adopt a more flexible operating structure and reduce our need for sustaining capital, we invested in the construction of a state-of-the-art electric arc furnace that began producing in 2004. This allowed us to close our No. 1 blast furnace and avoid a more costly reline of a small blast furnace that would continue to require large capital investments going forward. The formation of the Mountain State Carbon joint venture allowed Wheeling-Pittsburgh to maintain its coke-making self-sufficiency while obtaining substantial capital from the joint venture partner to complete the rehabilitation of our coke batteries. Upgrading our hot strip mill with automatic roll changers was also a critically important step, enabling us to increase our hot strip mill capacity by up to 600,000 tons annually and drive increased profitability.
Last week’s announcement was the next logical step in our strategic plan. In fact, in the Board’s view, this proposed arrangement leapfrogs us three or four steps down the path. Put simply, this is a great strategic fit between our two companies. Our proposed strategic arrangement with CSN, a world-class, low-cost Brazilian producer of 5.6 million metric tons of steel, is truly a unique opportunity to execute on the key remaining elements of our strategy – increasing our hot strip mill capacity, increasing our downstream value-added products, addressing our capital needs and making our cost structure more variable and competitive.
It serves to align our economic interests with a long-term slab supplier and position Wheeling-Pittsburgh as a competitive long-term player within the much more consolidated industry landscape that currently exists. We reach these goals by improving our scale and production, generating significant operating efficiencies and broadening our product portfolio. And the result will be a stronger company, benefiting our shareholders, employees and local communities.

I will provide much greater detail about our arrangement with CSN in a few minutes, but there is no question that at Wheeling-Pittsburgh, we are excited about this arrangement, which immediately upon closing, will enable us to begin to transform the company and position it for future success. Our Board and management team see this as the most compelling way to build and deliver sustainable, long-term value to our shareholders.
As you can imagine, we are also excited that we have turned the corner in our core operating and financial performance. Now, Harry will comment on our operations and market expectations.
Go ahead, Harry.
Harry Page (Operations)
Thank you, Jim.
I am pleased to report that our safety performance continues to improve. Our accident rate for all of 2005 was 26% lower than 2004. We set an ambitious goal of a 10% further reduction in 2006, and I am happy to report that our employees have responded with a first half 2006 accident rate on target with our goal.
Steel operations turned in a very strong performance in the second quarter. Key accomplishments include:
•	Completion of the first half of the coke oven battery rebuild.
•	Optimization of the hot strip mill automatic roll changers and achievement of a 5% roll change delay rate, which was our goal.
•	Establishing monthly production records at the blast furnace and continuous caster.
•	Record setting quality levels at the EAF, hot strip mill, Allenport cold mill and Martins Ferry galvanizing lines.
•	Record low delay rates and very high equipment reliability rates at many of the operating units.

At the halfway mark of the year, slab, hot band, cold rolled and galvanized sheet production all exceed 2005 first half and our 2006 plan levels. Some examples of how well the equipment has operated include:
•	Slab production is approximately 81,000 tons more than was produced in the first half of 2005, in spite of a burn through on our EAF that was a result of brick hydration that resulted in six days of lost production.
•	Hot band production for the first half of 2006 is 280,000 tons higher than was produced in the first half of 2005.
The ability to take advantage of our steelmaking flexibility to minimize costs became a reality in the second quarter. With the escalation of scrap prices during the quarter and falling coke costs due to benefits derived from the coke oven battery rebuild, conventional blast furnace-BOF steelmaking production became more cost effective than EAF-based steel production. As a result, BOF production was maximized. This was made possible with an exceptional performance by the blast furnace. Modifications to the oxygen enrichment delivery system, along with availability approaching 98%, led to record production rates. Our steelmaking operations in the second quarter operated at 95% of capability.
Since scrap prices have recently dropped back from very high levels, we expect to shift toward a greater emphasis on EAF production levels moving forward.
The hot strip mill continued to perform well, with slab availability during the quarter being the limiting factor to production. During the first half of the year, 178,000 tons of purchased and conversion slabs have been rolled. Recently, slab sourcing for the second half of the year has been finalized. It is expected that over 200,000 tons of purchased or conversion slabs will be rolled during the second half of the year.
The rebuild of the No. 8 coke battery at our Mountain State Carbon joint venture is continuing.

Approximately one-half of the ovens are rebuilt and on line at this time. The rebuilt ovens are performing within expected environmental compliance and within expected coke pushing forces.
As we were bringing the rebuilt ovens on line in May, we encountered refractory expansion issues that caused dimensional problems at the oven ends. The correction of these issues resulted in five weeks of slippage on the overall project schedule. This schedule slippage, along with a requirement to perform additional unplanned through wall brick replacements in the second half of the battery, has contributed to a $19.5 million increase in project cost. This increase brings the project cost to $125.5 million.
At this time, with the dimensional problems encountered in May, the battery completion date is forecast for late November. The remaining risk to schedule and cost with the second half of the battery is ensuring that brick deliveries from China will accommodate our planned installation sequence. We presently have a team going to China to address these concerns.
On the Commercial front, our first half shipping rate was at a record pace with shipments of 1.3 million tons – about 20% ahead of last year’s shipping rate. Our order backlog at the end of the second quarter, and currently, remains at strong levels.
Based on current booking levels, our product pricing levels have kept pace with the increasing costs of commodities such as scrap and zinc. Our metal margin – which is the spread between scrap and hot rolled unprocessed selling price – has remained relatively stable through the first half and to date.
Our Corrugating division continues to enjoy a strong non-residential market. Corrugated shipments through the first half are up 15% over 2005 first half levels.
Third quarter bookings and shipment levels continue to reflect the strong steel marketplace that now exists. We anticipate fourth quarter market demand will reflect normal seasonality.
Now, I’ll turn it over to Paul, who will walk you through the quarter’s results.

Paul Mooney (Financial)
Thank you, Harry.
I will continue to talk primarily about sequential comparisons and give as good a sense as possible of our results and the trends in our business.
Wheeling Pitt recorded second quarter 2006 net income of $9.3 million, or $0.63 per diluted share vs. a net loss for the first quarter of $2.1 million or $0.15 per diluted share for an improvement of $11.4 million. This improvement is more pronounced considering the first quarter operating loss included a favorable partial payment related to our business interruption claim related to the BOF ductwork collapse of $7.3 million. Our operating income for the second quarter of 2006 was $19.3 million, consistent with the revised earnings expectations provided in our press release on July 26th, 2006. Our second quarter shipments of 667,900 tons were up 7.5% from the 620,700 tons shipped in the first quarter 2006. This was mainly due to the increase in rolling capacity resulting from the hot strip mill roll changers installed in December 2005.
Second Quarter revenues of $494 million compare to first quarter revenues of $437 million. The second quarter includes $15.0 million and the first quarter $14.8 million for coke sales. The average price per ton of steel shipped in the second quarter was $717 dollars versus $680 dollars per ton in the first quarter, a $37 increase. Hot rolled selling prices increased $21 per ton to $574 in the second quarter, up from $553 in the first. Pricing for our value added products, enhanced product mix, and additional conversion sales accounted for the remaining $16 per ton increase.
Cost of sales for steel products in the second quarter was $651 per ton vs. $648 in the first quarter. Cost of sales for the first quarter does not include the insurance recovery benefit for purposes of this analysis.
Our overall cost of metallics decreased slightly for the second quarter. Our average purchase cost for scrap in the second quarter increased by $14 per ton from first quarter. When factored for our cold scrap based production of 57% for the quarter, this translates to an increase of $8 per ton shipped. This was offset by lower hot metal costs, primarily due to lower coke costs, resulting in a net decrease in total cost of metallics of $1 per ton shipped.

Natural gas costs declined over $3 per mcf in the second quarter to $10.64/mcf delivered, resulting in a $15 per ton decrease per ton shipped. This was partially offset by climbing zinc costs which impacted our costs $9 per ton shipped. The majority of the remaining increase in cost of steel products is the impact of profit sharing and VEBA charges due to the higher profits.
EAF production during the second quarter was interrupted by a refractory burn through that caused six days of lost EAF production. The repair costs were less than $1 million. However, given our flexible steel production configuration, overall steel production was still higher than the first quarter due to the strong blast furnace-BOF steelmaking performance, which Harry has already mentioned..
SG&A costs remained at a higher levels during the quarter due to legal fees associated with the coal supply litigation and fees associated with the ongoing M&A activities.
Based on information available to us, we believe that we underwent an “ownership change” pursuant to Section 382 of the Internal Revenue Code in the second quarter of 2006. As a result, our ability to utilize net operating loss carryovers to reduce taxable income in 2006 and subsequent years will be subject to statutory limitations on an annual basis. Our net operating loss carryover as of December 31, 2005 approximated $325 million. We estimate that our ability to offset post-ownership change taxable income will be limited to approximately $4 million to $5 million in 2006 and $8 million to $10 million for years subsequent to 2006.
Looking ahead, we currently expect operating income of about $25 million for the third quarter, an improvement of 30%. We expect to ship approximately 27,000 less tons in the third quarter at about a $57 dollar per ton higher average steel selling price. The benefit of this higher selling price is expected to be partially offset by a $12 per ton higher cost mix of products. We are also expecting higher scrap and scrap substitute costs of about $9 per ton, higher purchased slab costs of $5 per ton, and higher zinc costs of about $7 per ton. Lower natural gas cost are expected to benefit the third quarter by about $10/ton. Finally, the third quarter will be the final period to be negatively impacted by MSC demolition costs associated with our coke plant rehabilitation. In total, steel cost of sales, on a per ton basis, will increase by about $40 per ton.

Second quarter steel capex totaled $7 million dollars while Mountain State Carbon capex totaled $23.1 million. At June 30, 2006 we had $5.4 million in cash, net of the amounts held by Mountain State Carbon and $101.5 million outstanding under our revolving credit facility. At June 30th, availability under our revolving credit facility was $42 million, and was approximately the same as of the end of July.
Now I’ll turn it back over to Jim.
Jim Bradley (CSN Detail/Financial Information)
Thanks, Paul.
I’d like to shift gears and focus on the proposed arrangement we announced on Thursday morning – essentially a strategic arrangement that would combine the North American assets of CSN with Wheeling-Pittsburgh. As I said before, we think of this arrangement as the “right next step” in our strategic plan and believe that the new Wheeling-Pittsburgh will be a strong, well-capitalized lower-cost steel producer that is better positioned to compete in the current market environment.
Before drilling into the details of the proposed transaction, I want to spend a few minutes outlining the process that brought us to this point. Over the past eighteen months, we participated in exploratory talks with numerous potential parties regarding a variety of strategic alternatives ranging from the sale of the Company outright to J-Vs or minority investments. We also considered the possibility of continuing on a stand-alone basis, but determined that our best option was to seek out a world-class partner, who could better enable us to leverage our key asset – our hot strip mill – to create sustainable, profitable results.
This was a rigorous, thorough and proactive process that included discussions with parties who expressed an interest in Wheeling-Pittsburgh as well as companies to which we reached out. Our Board was actively involved in the process every step of the way, and our Board had the opportunity to hear presentations regarding a number of potential partners, including a half-day session with Esmark management.

The result of this process was two formal proposals – one from CSN and one from Esmark. We formed an Independent Committee of our Board of Directors to analyze and evaluate the merits of each proposal. After carefully assessing both proposals with the assistance of our financial advisors and legal counsel, our Board of Directors determined that the proposed arrangement with CSN would deliver significantly more value to our shareholders than Esmark’s most recent proposal. Specifically, the CSN arrangement had the right strategy, excellent growth prospects, and enhanced profitability for Wheeling Pitt. It is an arrangement that – from day one – can accelerate the transformation of our company and create a competitive advantage. In contrast, Esmark’s proposal:
•	is not a good strategic fit,
•	does not offer our shareholders adequate value,
•	is underpinned by what we believe to be exaggerated and unsubstantiated financial assumptions
•	is unclear about how it will build value, rather than result in further uncertainty down the road, and
•	conveys a lack of true understanding of the operations of a steel making company.
Why are we so excited about the CSNarrangement? First, CSN is a great partner. It is a world class global steel producer with operations in Latin America and Europe in addition to its North American facility. It is a fully integrated steel producer, the largest coated producer in Brazil, and among the lowest cost producers in the world. In addition to recently announced plans to build four new blast furnaces with total annual productive capacity of six million metric tons to make slabs by 2010 – a highly relevant facet of our interest in an arrangement with CSN – they are currently in the process of expanding their Casa de Pedra iron ore mine from 16 million metric tons per year to more than53 million metric tons per year.
As part of the proposed arrangement, CSN will contribute its modern, independent steel processing facility in Terre Haute, Indiana. This facility, which was formerly known as Heartland Steel, was constructed in 1998. Since that time, CSN has invested in it, and seamlessly integrated it into the CSN group. We estimate replacement costs for the facility to be in excess of $250 million.

It has a current annual cold rolling capacity of 900,000 tons. A significant investment will increase its galvanizing capacity to from 350,000 tons to 700,000 tons per year. Its product lines compliment rather than replicate our current production. For instance, the facility’s tandem mill can produce 0.012 inch thick, 72 inch wide flat-rolled grades, which our finishing mills cannot. To be more competitive, WPSC has to seek to enlarge the spread between its scrap and slab costs and its average selling price while reducing its processing costs. As a result of its higher-quality attributes, Terre Haute products sell for more than Martins Ferry galvanized, opening up potential new markets for us. Strategically, the fit between the two will result in a reduction in cost per ton through higher volume, and at a higher average selling price.
Combining this modern processing facility, which is located in the heart of the Midwest region where more than two-thirds of US-produced steel is consumed, with our existing facilities will create a highly attractive, integrated network of North American mills and processing operations. As we increase our production of hot bands, further reducing costs, we will also have the pull-through of demand by Terre Haute, which reflects the complementary alignment of our interests.
Terre Haute is currently the sole distributor of CSN flat rolled products in the US and Canada and those exclusive distribution rights for CSN products will be transferred to the new Wheeling-Pittsburgh along with the facility.
This strategic fit is a key differentiator between CSN and Esmark – Terre Haute’s products and capabilities are perfectly complementary to ours, while Esmark’s are not.
In addition to contributing the Terre Haute facility, CSN will invest $225 million of cash in Wheeling-Pittsburgh through the issuance of convertible debt. Approximately $150 million of this amount will be used in the very short term for transformative capital improvements, including upgrading and expanding the capacity of Wheeling-Pittsburgh’s hot strip mill and adding a second, 350,000-ton galvanizing line at the Terre Haute facility. The remainder of the proceeds will be used to strengthen the Company’s liquidity position.
It is important to point out that Esmark did not outline a clear investment strategy – and as we’ll discuss in a moment, the vast majority of their proposed capital would be used to repurchase shares. With CSN, we’ll see very tangible, very meaningful uses of the invested capital, building for long-term sustainable and profitable growth.
Importantly, CSN also has agreed to commit to a ten-year slab supply agreement, which will provide a long-term guaranteed source of supply on uncommon payment terms and allow for a lower cost structure. By uncommon terms, I mean a commitment to maintain a 6-week inventory supply on hand to be invoiced upon usage. This, combined with the in transit inventory, translates in today’s market to about 150 million dollars of working capital. This working capital would support the entire supply chain for 18 weeks of total lead time, including the 6-week supply on the ground at a one-million tons per year level. The proposed slab supply agreement underscores our business plan and will provide us with a secure, lasting supply of high-quality slabs at market price that is one of the keys to expanding our capacity to four million tons.
Those who believe that open market slab purchasing agreements are a snap are naïve at best. That’s not a long-term solution, and would be imprudent to rely on. The fact is, most emerging market slab producers – the low-cost providers – focus on this market segment for only a year or two as they work to generate volume and critical mass. Once established, they quickly exit and move on to higher-end products. And they can be fickle– often as the market moves, supply is inconsistent. Not only is CSN a committed, low-cost, high-quality supplier of slabs, but perhaps most importantly, given their significant minority investment, CSN’s economic interests are aligned with Wheeling-Pittsburgh’s.
In our view, a deep and experienced management team with a thorough knowledge of the steel industry would recognize that a slab-supply agreement of this kind is not easy to replicate and provides significant operational benefits. Simply put, Esmark’s proposed arms-length deal with a trading companies and third-party slab suppliers doesn’t come close to approaching the value offered by CSN’s proposal.
From a structural standpoint, in exchange for these substantial contributions, CSN will receive 49.5% ownership in a new holding company, which will be named Wheeling-Pittsburgh Corporation. The remaining 50.5% will be owned by the current Wheeling-Pittsburgh shareholders. And we believe that new company will have far greater upside than what could be created either by Wheeling-Pittsburgh standalone, or by Esmark’s proposal. The form of the $225 million infusion is a hybrid that either our Company – or CSN, with the USW’s approval – can choose to convert into approximately 11.8 million shares of the new Wheeling-Pittsburgh within a three-year period.
You might ask why we are not announcing a definitive agreement today. We intend to execute definitive documentation for the proposed transaction and give our shareholders the opportunity to vote on CSN’s proposal once we have fulfilled the terms of the USW’s labor agreement by allowing the USW to exercise its “right to bid.” Under this agreement, the USW has a specified period of time to submit a competing proposal for consideration by our Board of Directors. At this point, however, the USW has not exercised its right to bid. Should the USW submit a bid, the Board will, of course, carefully study it to determine if it provides higher value for our shareholders.
I will say that we have told the USW that there are no plans for any layoffs or workforce reductions in Wheeling-Pittsburgh due to this proposed arrangement with CSN, and we do not anticipate that changing. But I’d like to go beyond that, and say that the investments in our current operations, the addition of the Terre Haute facility, as well as the strategic and financial advantages of the slab supply agreement with CSN, position this Company for success that not only should translate to employment for today’s employees, but expanded opportunities for a future generation of Wheeling-Pittsburgh steelworkers. We are confident that over time the Union will see the value of this proposal and its benefits to all stakeholders, especially our employees.
I also wanted to clarify that the VEBA trust, which holds company shares to fund certain retiree medical obligations, is managed by an independent fiduciary that has no direct relationship with either ourselves or the USW.
Now, before we wrap up, I’d like to turn the call back over to Paul Mooney, who will discuss the financial aspects of this arrangement and how the various components taken together will create substantial value for Wheeling-Pittsburgh’s shareholders. Paul...

Paul Mooney (Financial Details and Value Creation)
Thank you, Jim.
As Jim stated earlier, our Board firmly believes the transaction with CSN will deliver significant value to our shareholders immediately. First, on the day we close this transaction, Wheeling-Pittsburgh will have access to $225 million from CSN’s cash investment, which will be financed through a convertible note. $75 million of this $225 million will be used to upgrade our hot strip mill and increase its capacity from approximately 3.4 million to 4 million tons. Importantly, this increased capacity should in turn lower our costs by increasing throughput and lowering our costs per ton for natural gas. And equally importantly from a value standpoint, this increased capacity will have a guaranteed slab supply agreement in place, reducing the risk which Jim outlined.
As Jim also indicated, a further $75 million will be invested to install a new galvanizing line and improve cold rolling capability at Terre Haute.
I want to emphasize that – after we increase our capacity – our output will be complementary and very balanced. And we will be able to send the additional 1 million tons or so of output from our hot strip mill to the Terre Haute facility. Not only does this transaction improve capacity, but it also provides us with a more balanced product mix.
The bottom line is that the $225 million cash investment that will be used to fund the upgrade and expansion of our hot strip mill, taken together with the slab supply agreement and the Terre Haute facility — improve profitability and ultimately drive value for our shareholders.
Looked at another way, in addition to the $75 million available for liquidity enhancement, this proposed transaction effectively infuses in excess of half a billion dollars of capital into our company through:
•	the Terre Haute facility valued in excess of $250 million,
•	$75 million that will be used for significant improvements to our hot strip mill ,
•	$75 million in additional investment in Terre Haute;

•	as well as $150 million in working capital related to the slab supply agreement.
This infusion will enable a significant transformation in production capabilities at our company, which would not be available through other means.
And importantly, with this transaction, we will have the opportunity to build on our recently improved operating and financial performance with significantly enhanced earnings potential. And more than just upside earnings potential, this combination should help deliver sustainable earnings over time and enable solid future cash flows.
From an operating perspective, on a total run-rate basis, we anticipate that this combination will result in a potential $200 million increase in operating income – from an expected $65 million in 2006 for standalone Wheeling-Pittsburgh up to approximately $270 million by 2009 for the new company. These estimates are based upon market conditions that have existed thus far this year as it relates to WPC and to the spreads which are assumed to exist at the merger date for Terre Haute sales. The same market conditions are assumed to be in effect through 2009.
As slide 7 of the investor presentation that has been posted on our website indicates, we expect that approximately $100 million of this $200 million increase will be driven by increased sales volume from the addition of Terre Haute sales and US and Canadian distribution of CSN’s flat-rolled products. The remaining $100 million is expected to be driven by operating efficiencies and cost synergies, including fixed cost absorption, natural gas savings stemming from the new furnace and purchasing economies, all of which should be generated by the additional volumes resulting from upgrades to our hot strip mill and the expansion of the Terre Haute facility.
In addition to tremendous potential to enhance earnings, the combination with CSN is expected to strengthen Wheeling-Pittsburgh’s financial and liquidity position. Of the $225 million proceeds from the convertible note there will be $75 million in cash available after the investments, which we expect will provide additional liquidity of $100 million. If you add to this $156 million from favorable working capital terms on the CSN slab agreement, this means Wheeling-Pittsburgh is expected to have total additional liquidity of $256 million. We have had conversations with our term loan agent and lead lender who is supportive of the proposal.

Jim Bradley (Wrap-Up)
Thanks, Paul.
With that financial overview, and before we turn to your questions, I’d like to provide some brief comments on the Esmark situation. As you know, Esmark has been very public in its criticisms of Wheeling-Pittsburgh in an unmistakable attempt to push the agenda of its unsolicited proposal.
To be clear – we, at Wheeling-Pittsburgh, have been in the steel production business for years. We know the business and operations inside and out and our management team’s experience runs deep. We understand our operations and match our customers to our production capabilities. In short, we are selling into the “sweet spot” of our mill. And because we do this, we know where and when service centers can provide customer synergy with us and the 2.6 million tons we sell annually; and where and when they cannot....And in Esmark’s case, with their annual 600,000 tons of predominantly cold-rolled sales, they cannot.
Esmark’s proposed transaction is vague and does not offer a strategic fit for Wheeling-Pittsburgh. Esmark is an operator of service centers; they are not steel producers.
Because of the businesses we are in, there is clear and strong synergy potential with CSN. This is not the case with Esmark. While they have talked of opportunities, in our view, these are unsupported and exaggerated. And they’ve changed key elements of their proposal several times already. We simply do not believe that the Esmark proposal makes strategic or financial sense for our Company or our shareholders.
Wheeling-Pittsburgh, and its Board of Directors, is committed to acting in the best interests of its shareholders, and the proposed arrangement with CSN fulfills that commitment – it is a compelling arrangement that we believe will deliver long-term value. In contrast, Esmark’s proposal, with its reverse-merger premise, appears to be nothing more than an attempt by a self-interested group to create a public vehicle for their own company going forward.
We strongly believe in the power of the Wheeling-Pittsburgh/CSN combination. It is a terrific step for the company and one that will position us for success in the future. And finally, our shareholders will have an opportunity to vote on this proposal at our annual meeting, which will be held in mid-November.
With that, we’d be happy to take your questions.
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